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                                                                       Exhibit 5
                       [Baker & Hostetler LLP Letterhead]


                               September 23, 2003

Telkonet, Inc.
902A Commerce Road
Annapolis, Maryland 21401

Gentlemen:

         We have acted as counsel to Telkonet, Inc., a Utah corporation (the "Company"), in connection with the Company's Amendment No. 1 to Registration Statement on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the registration of 11,714,503 shares of common stock, par value $0.001 per share (the "Common Shares"), of the Company, which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders.

         In connection with the foregoing, we have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that the issued and outstanding Common Shares are legally issued, fully paid and nonassessable, the Common Shares subject to acquisition upon exchange of the Series A and Series B 8.0% Convertible Debentures (collectively, the "Debentures") and exercise of the Stock Purchase Warrants held by the debenture holders (the "Warrants"), when paid for and issued in accordance with the Debentures and the Warrants, will be legally issued, fully paid and nonassessable.

         We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                                     Very truly yours,


                                                     /s/  Baker & Hostetler LLP